UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2003

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	000-24890	95-4031807
(State or principal jurisdiction of	(Commission file	(I.R.S. employer
incorporation or organization)	number)	identification no.)

18101 Von Karman Avenue

Irvine, California  92612

(Address of principal executive offices, including zip code)

949-752-5588

(Registrant’s telephone number, including area code)

Items 1 through 4 and 6 through 12 are not included because they are inapplicable.

This current report includes forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.  Other Events

On September 15, 2003, Sunrise Power Company, LLC, completed a non-recourse project financing of $345 million. The senior notes bear interest at 7.09% per annum and are due on October 31, 2011. The Sunrise project, located in Fellows, California, consists of two phases: Phase 1, a simple-cycle gas-fired facility (320 MW) that commenced operation in June 2001, and Phase 2, a combined-cycle gas-fired facility (bringing the plant to a total capacity of 572 MW) which was completed on June 1, 2003.  A wholly owned subsidiary of Edison Mission Energy owns a 50% interest in Sunrise Power Company. Edison Mission Energy received a distribution of approximately $151 million from the proceeds of this financing.

A $275 million component of EME’s $487 million corporate credit facility, Tranche A, expires on September 16, 2003. The remaining $212 million , Tranche B, expires on September 17, 2004. As of June 30, 2003, Edison Mission Energy had borrowed $275 million under Tranche A in order to improve its short-term liquidity. As a result of the successful completion of the Sunrise project financing, Edison Mission Energy intends to repay the $275 million previously borrowed and retire Tranche A upon its expiration. After giving effect to the receipt of proceeds from Sunrise and the repayment of Tranche A, EME will have corporate cash and cash equivalents of approximately $209 million and borrowing capacity available under Tranche B of $87 million for total liquidity of $296 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy

(Registrant)

Date: September 15, 2003	/s/ Kevin M. Smith
KEVIN M. SMITH Senior Vice President, Chief Financial Officer and Treasurer